UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 5, 2025

Intelligent Hotel Group Ltd

(Exact Name of Registrant as Specified in Charter)

Nevada	333-252500	61-1948707
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No.1002, Block 2, No.5,Annex 5,No.188,
Beizhan East Road, Shapingba District, Chongqing, China	400030
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (+86) 15016720830

NA

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03 Material Modification to Rights of Security Holders.

On September 5, 2025, Intelligent Hotel Group Ltd (the “Company”), a Nevada for-profit corporation, filed with the Nevada Secretary of State, pursuant to its Articles of Incorporation, as amended (the “Articles”), certificates of designation (each, a “Certificate of Designation” and collectively, the “Certificates”) designating shares of the Company’s authorized preferred stock, par value $0.0001 per share, as follows: (i) 10,000,000 shares as Series A Preferred Stock; (ii) 100,000,000 shares as Series B Preferred Stock; and (iii) 90,000,000 shares as Series C Preferred Stock. The Company’s board of directors (the “Board”) have approved the filing of the Certificates on September 4, 2025.

Series A Preferred Stock

Each share of Series A Preferred Stock entitles the holder to 100 votes on all matters submitted to a vote of the stockholders, voting together with the Common Stock as a single class, except as otherwise required by Nevada law or the Articles. Subject to Board approval and any conditions set forth in the applicable Certificate, each share of Series A Preferred Stock is convertible into 20 shares of Common Stock upon the written consent of the Board. Holders of Series A Preferred Stock shall be entitled to receive dividends if, as and when declared by the Board, out of funds legally available therefor, and on such basis of preference or participation as the Board may determine and as set forth in the Certificate.

Series B Preferred Stock

Each share of Series B Preferred Stock entitles the holder to one vote on all matters submitted to a vote of the stockholders, voting together with the Common Stock as a single class, except as otherwise required by Nevada law or the Articles. Subject to Board approval and any conditions set forth in the applicable Certificate, each share of Series B Preferred Stock is convertible into one share of Common Stock upon the written consent of the Board. Holders of Series B Preferred Stock shall be entitled to receive dividends if, as and when declared by the Board, out of funds legally available therefor, on the terms specified in the Certificate.

Series C Preferred Stock

Shares of Series C Preferred Stock have no voting power except as required by Nevada law or as expressly provided in the Articles. Shares of Series C Preferred Stock have limited conversion rights subject to Board approval and the terms and conditions set forth in the applicable Certificate. Holders of Series C Preferred Stock shall be entitled to no dividend rights except if, as and when expressly specified by the Board in accordance with Nevada law and as set forth in the Certificate.

As of the date of this report, there is no Preferred Stock issued and outstanding. The foregoing descriptions of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are qualified in their entirety by reference to the full text of the respective Certificates of Designation, which are filed herewith as Exhibits 3.1, 3.2 and 3.3, respectively, and incorporated herein by reference.

Item 8.01. Other Events.

The name change and symbol change for the Company has been announced on FINRA Daily List for over-the-counter (OTC) equity securities and took effect at the open of business on September 2, 2025. Beginning on September 2, 2025, the Company’s common stock was listed for quotation under the new name “Intelligent Hotel Group Ltd” and new ticker symbol “ZHJD.”

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
3.1	Certificate of designation of rights, preferences and privileges of Series A Preferred Stock.
3.2	Certificate of designation of rights, preferences and privileges of Series B Preferred Stock.
3.3	Certificate of designation of rights, preferences and privileges of Series C Preferred Stock.
104	Cover Page Interactive Date File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Intelligent Hotel Group Ltd

Dated: September 9, 2025	By:	/s/ Yin Yixuan
	Name:	YIN Yixuan
	Title:	Chief Executive Officer